Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 2-56978 on Form N-1A of our report dated June 24, 2024, relating to the financial statements and financial highlights of BlackRock Sustainable U.S. Value Equity Fund of BlackRock Funds VII, Inc. (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the period ended April 30, 2024, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
August 22, 2024